Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-236080) of Willamette Valley Vineyards, Inc. (the “Company”), of our report dated March 29, 2022, relating to the financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

Portland, Oregon

March 29, 2022